                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                  -------------

                               Alloy Online, Inc.
              -----------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
              -----------------------------------------------------
                         (Title of Class of Securities)

                                     019855
              -----------------------------------------------------
                                 (CUSIP Number)

                                December 31, 1999
              -----------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

       [ ]  Rule 13d-1(b)

       [ ]  Rule 13d-1(c)

       [x]  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 6 pages

CUSIP NO.   019855                 13G                      PAGE 2  OF  6 PAGES
            ------                                              ---    ---

--------------------------------------------------------------------------------
 1      NAME(S) OF REPORTING PERSON(S)
        S.S. OR I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S)

              Samuel A. Gradess
--------------------------------------------------------------------------------
 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                             (a) [ ]
                                                             (b) [ ]
--------------------------------------------------------------------------------
 3      SEC USE ONLY

--------------------------------------------------------------------------------
 4      CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                             5     SOLE VOTING POWER
                                   1,353,600 shares of Common Stock.
                            ----------------------------------------------------
    NUMBER                   6     SHARED VOTING POWER
  OF SHARES
 BENEFICIALLY                      Not applicable.
  OWNED BY                  ----------------------------------------------------
    EACH                     7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON                          1,353,000 shares of Common Stock.
    WITH                    ----------------------------------------------------
                             8     SHARED DISPOSITIVE POWER

                                   Not applicable.
--------------------------------------------------------------------------------
 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,353,600 shares of Common Stock.
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

        Not applicable.
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        9.5%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        IN
--------------------------------------------------------------------------------


                                Page 2 of 6 pages

Item 1(a)     NAME OF ISSUER

              Alloy Online, Inc.

Item 1(b)     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

              115 West 30th Street, Suite 201 New York, NY 10001

Item 2(a)     NAME OF PERSON FILING

              Samuel A. Gradess

Item 2(b)     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

              c/o Alloy Online, Inc.
              115 West 30th Street, Suite 201
              New York, NY  10001

Item 2(c)     CITIZENSHIP

              United States

Item 2(d)     TITLE OF CLASS OF SECURITIES

              Common Stock

Item 2(e)     CUSIP NUMBER

              019855

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(b) OR 13d-2(b) OR (C), CHECK WHETHER THE PERSON FILING IS A

       (a)    [ ] Broker or dealer registered under Section 15 of the Act
                  (15 U.S.C. 78o).

       (b)    [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

       (c)    [ ] Insurance company as defined in Section 3(a)(19)
                  of the Act (15 U.S.C. 78c).


                                Page 3 of 6 pages

       (d)    [ ] Investment company registered under Section 8 of the
                  Investment Company Act of 1940 (15 U.S.C. 80a-8).

       (e)    [ ] An investment Adviser in accordance with
                  ss.240.13d-1(b)(1)(ii)(E).

       (f)    [ ] An employee benefit plan or endowment fund in accordance with
                  ss.240.13d-1(b)(1)(ii)(F).

       (g)    [ ] A parent holding company or control person in accordance with
                   ss.240.13d-1(b)(1)(ii)(G).

       (h)    [ ] A savings associations as defined in Section 3(b) of the
                  Federal Deposit Insurance Act (12 U.S.C. 1813).

       (i)    [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

       (j)    [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J)

Item 4.       OWNERSHIP

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

       (a)    Amount Beneficially Owned:

              1,353,600 shares of Common Stock.

       (b)    Percent of Class:

              9.5%

       (c)    Number of shares as to which such person has:

              (i)      sole power to vote or to direct the vote:

                       1,353,600 shares of Common Stock.

              (ii)     shared power to vote or to direct the vote:

                       Not applicable.

                                Page 4 of 6 pages

              (iii)    sole power to dispose or to direct the disposition of:

                       1,353,600 shares of Common Stock.

              (iv)     shared power to dispose or to direct the disposition of:

                       Not applicable

Item 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]


Item 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON


     Not applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

     Not applicable.

Item 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

     Not applicable.

Item 9.       NOTICE OF DISSOLUTION OF GROUP


     Not applicable.

Item 10.      CERTIFICATION


     Not applicable.

                                Page 5 of 6 pages

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                  February 14, 2000
                                      ------------------------------------------
                                                       (Date)


                                                /s/ Samuel A. Gradess
                                      ------------------------------------------
                                                     (Signature)


                                      Samuel A. Gradess, Chief Financial Officer
                                      ------------------------------------------
                                                 (Name and Title)


                                Page 6 of 6 pages